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                                                                    EXHIBIT 5.1



                        [IRELL & MANELLA LLP LETTERHEAD]



                               December 23, 1997



Big 5 Corp.
2525 El Segundo Boulevard
El Segundo, California 90245


        RE:   Series B 10-7/8% Senior Notes Due 2007


Ladies and Gentlemen:

        We have acted as counsel to Big 5 Corp., a Delaware corporation (the "Company"), in connection with the offer to exchange (the "Exchange Offer") all of the Company's previously issued $131,000,000 aggregate principal amount of Series A 10-7/8% Senior Notes due 2007 (the "Old Notes") for $131,000,000 aggregate principal amount of Series B 10-7/8% Senior Notes due 2007 (the "new Notes"). A registration statement on Form S-4 relating to the Exchange Offer has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Registration Statement.

        As such counsel, we have examined the Registration Statement, the form of Indenture under which the New Notes would be issued (the "New Note Indenture"), the Indenture under which the Old Notes were issued, the charter instruments of the Company and such other documents as we deemed appropriate and we have made such other factual and legal investigations as we deemed necessary or appropriate in order to render this opinion. Based upon such examinations and investigations, it is our opinion that the New Notes, when issued pursuant to the terms of the New Note Indenture and the Exchange Offer, will be legally issued, fully paid, non-assessable and binding obligations of the Company.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement. This opinion is furnished to you in connection with the registration of the New Notes pursuant to the Exchange Offer and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent.


                                             Sincerely,



                                             /s/ IRELL & MANELLA LLP

                                             IRELL & MANELLA LLP